ASSET PURCHASE AGREEMENT
between
LET'S TALK HEALTH, INC., (Seller)
and
SIERRA-ROCKIES CORPORATION, (Buyer)

Dated as of January 1, 2004


ASSET PURCHASE AGREEMENT (this "Agreement") dated as of January 1, 2004 by and between
LET'S TALK HEALTH, INC., a California corporation ("Seller"), and
SIERRA-ROCKIES CORPORATION, a California corporation ("Buyer").

This Agreement is entered into as part of a Plan of Reorganization proposed by the Buyer to the United States Bankruptcy
Court, Southern District of California. On January 2,
2003, the Buyer commenced a bankruptcy case by filing a voluntary Chapter 11 petition for relief under title 11 of the United States Code (the "Bankruptcy Code"), 11 U.S.C.
ss 101 et seq. Chapter 11 allows a Debtor (here, the Buyer), and under some circumstances, creditors and other parties in interest, to propose a plan of reorganization
(the "Plan"). The Plan, including the asset purchase contemplated hereby, must be approved by the Court.
Therefore this Agreement is subject to Court approval and it will not be consummated unless first approved by the Court.

      	This Agreement sets forth the terms and conditions upon which Seller is selling and Buyer is purchasing certain assets
(other than Excluded Assets, as defined below) of Seller's
Nutritional Supplement Sales division, provided Buyer's
Plan of Reorganization, which includes this transaction, is approved by the Court.

      	Accordingly, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree, conditioned on the approval of the Court, as follows:

I.  DEFINITIONS

            The following definitions shall apply for purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

      1.1 "Business" means (i) the selling of nutritional supplements and related products in North America; and (ii) the provision of promotion, marketing and sales services and other ancillary activities relating to and provided in connection with the foregoing.

      1.2 "Encumbrances" means, to the extent applicable, all claims, liens (including liens for taxes), mortgages, security interests, leases, options, rights of first refusal or first offer, easements or other similar encumbrances.

      1.3 "Intellectual Property" means the trade names and proprietary formulations listed on Schedule 1.3, and all registered trademarks and goodwill associated therewith.

      1.4 "Knowledge", "to Seller's Knowledge" and variations thereof shall mean that which is actually known by an executive officer of Seller and with no requirement of due inquiry or that such officers "should have known."

      1.5 "Leased Premises" shall mean that office space located at 1229 Third Avenue, Chula Vista, California presently utilized by the Seller.

      1.6 "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Seller or Buyer, as the case may be, any change or effect that is or, so far as can be reasonably determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business (including, without limitation, the Business) or results of operations of Seller or Buyer, as the case may be, taken as a whole.

      1.7  "North America" means the United States, Canada, and Mexico.

      1.8 "Permitted Encumbrances" means Encumbrances that (a) are liens for taxes not yet due and payable, (b) do not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (c) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business or (d) relate to assets owned by third parties that are used by the Company in its operations.

      1.9 "Post-Closing Financial Statements" means (i) financial statements (balance sheets, statements of income, and statements of cash flows) for the Business for the quarter ending June 30, 2003 and for each month of operations thereafter concluding with the month first written above.
The Statements shall be prepared by Seller's regular accountants.

      1.10 "Transaction Documents" means this Agreement together with all of its Schedules.

      1.11  "Transferred Employees" means the individuals listed on
Schedule 1.11.

II.  THE ASSET PURCHASE

The Asset Purchase.

	(a) Upon the terms and subject to the conditions of this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances and except as expressly provided herein), and Buyer hereby purchases from Seller, the Business and all the assets, properties and rights owned or leased by Seller and constituting the Business (the "Purchased Assets"), including without limitation:

all of Seller's right, title and interest in and to the inventory of nutritional supplements for sale listed on Schedule 2.1 and having a cost basis of not less than $100,000.

all customer lists, sales data, brochures, catalogs, mailing lists, art work, photographs and advertising material that are used in the Business, whether in electronic form or otherwise;

all of Seller's interest in governmental permits, licenses, registrations, certificates, consents, orders and approvals necessary for the continued operation of the Business;

all trade secrets, proprietary formulations, work notes, market studies, reports of scientific studies and similar property, tangible or intangible, used in the Business;

copies of all records of Seller material to the operation of the Business, including property, tax and marketing records, and copies of personnel records of Transferred Employees;

all right, title and interest in and to the goodwill incident to the Business;

all prepaid expenses of, or for the benefit of, the Business;

all computers used in the Business, including all laptop computers currently used by a Transferred Employee;

subject to any license agreements regarding such software, all software resident on computers used in the Business (other than any software not useful in the Business); and

all other assets material to the operation of the Business (including without limitation all furniture, fixtures, and equipment, all causes of action, contract rights and warranty claims, whether or not in litigation on the date hereof).

	(b) The following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to Buyer:

any right, title or interest in sales of nutritional supplements where such supplements are sold and shipped to buyers outside
North America (the United States, Canada, or Mexico);

any right, title or interest in the copyrights to books or booklets sold by Seller;

cash and cash equivalents and similar type investments;

Seller's accounts receivable;

leases and contracts, other than those set forth on Schedule 1.3 or otherwise specifically transferred pursuant to the terms hereof;

assets constituting any pension funds or segregated funds for the benefit of Transferred Employees;

corporate minute books and stock books; and

except as otherwise provided herein, all of Seller's assets not associated with the Business.

            2.2   Purchase Price.

    	In consideration of the transfer to Buyer of the Assets and of the assignment of the Intellectual Property, Buyer agrees to deliver to Seller or its designees the following:
3,000,000 shares of the Buyer's Common Stock (the
"Shares"). The amount of Shares set forth above is referred to herein as the "Purchase Price". Seller understands that these shares are subject to resale restrictions and acknowledges that it intends to hold them for investment purposes and is not acquiring them with the intent to resell them.

 Assumption of Liabilities; Employee Matters.

            (a) General Limitation on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in this Section 2.3, Seller shall transfer the Purchased
Assets to Buyer free and clear of all Encumbrances, and Buyer shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of Seller.

            (b) Assumed Liabilities and Obligations. Buyer hereby acquires the Purchased Assets subject only to, and shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from, the liabilities and obligations set forth in this Section 2.3 or relating hereto.

            (c) Offer of Employment. Buyer shall offer employment as of the date hereof to all of the Transferred Employees. Buyer shall keep on its payroll all Transferred Employees who accept Buyer's offer of employment, except for those Transferred Employees who may resign or be terminated for cause, for at least 90 days after the Closing Date.

            (d) Vacation Liability. Buyer shall assume liability as of the date hereof for the vacation entitlement that each Transferred Employee who becomes an employee of Buyer has accrued and is listed in Schedule 2.3. Buyer shall pay each Transferred Employee's wages or salary during such vacation entitlement from Buyer, when taken.

            (e) Other Employee Benefits. Seller agrees that, with respect to claims for workers' compensation arising out of events occurring prior to the date hereof and all claims under Seller's employee benefit programs by, or in respect of, persons employed by Seller arising out of events occurring prior to the date hereof, regardless of whether such employment had terminated and regardless of whether such employee is employed by Buyer, whether reported or unreported as of the date hereof, and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor, or cause its insurance carriers, if any, to honor, such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes, including any construction of such terms or conditions ultimately made by any court or administrative body having jurisdiction thereover. Without limiting the scope of the preceding sentence, Seller and its affiliates shall be responsible for any and all claims and liabilities arising out of or relating to (i) Seller's employment of the Transferred Employees or any former employees of Seller,
(ii) the termination by Seller of the employment of any such Transferred Employee, former employee, consultant or other agent of Seller, and (iii) the provision by Seller of any employee benefits to such Transferred Employees, former employees, retirees, disabled employees, or agents of Seller (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to, by Seller or any of its affiliates. Buyer shall assume liability for all workers' compensation claims for industrial injuries and illnesses, and any and all claims and liabilities, occurring after the Closing
Date in respect to the Transferred Employees. Each
Transferred Employee shall be eligible to participate in Buyer's benefit plans, subject to any limits or exclusions imposed by the applicable insurance company, such as exclusions for pre-existing conditions.

            2.4 Intellectual Property. Seller hereby assigns to Buyer the Intellectual Property and agrees to execute any additional forms or agreements necessary to effect the foregoing.

            2.5 Further Assurances. From and after the date here of, upon written request from Buyer, Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may reasonably be required to sell, assign, transfer, vest, convey and deliver full right, title and interest in, and possession of, the Purchased Assets to Buyer and to otherwise consummate the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Buyer as follows:

            3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

            3.2. Authority. Seller has the full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize such execution, delivery and consummation have been duly and properly taken. The
Transaction Documents have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution and delivery by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby will not violate any applicable law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Seller pursuant to, the corporate charter or by-laws of Seller or any indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which its properties or assets are bound. No material approval, authorization, consent or other order or action of or filing with any person, entity or court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Seller of the Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby.

            3.3. Financial Statements. To its Knowledge, Seller does not have any contingent or undisclosed obligations or liabilities relating to the Business which would be required in accordance with GAAP to be reflected in a currently prepared balance sheet, other than obligations or liabilities (i) that are disclosed in this Agreement or the Schedules hereto, or (ii) that are not material to the financial condition of the Business.

            3.4. Retention of Customers. Except as set forth on Schedule 3.4, Seller does not know of anything that might reasonably indicate that any of Seller's customers intends to cease dealing with (or decline to deal with) the Buyer, nor has any information been brought to the attention of the Seller that might reasonably lead it to believe any such customer intends to materially alter the amount of such purchases or the extent of dealings with Buyer (as compared to purchases and dealings with Seller as of the date hereof).

             3.5 Intangible Property Rights. Schedule 3.5 lists all the trademarks, trade names, trade secrets, proprietary formulations and other intangible property rights, including all registered trademarks and goodwill associated therewith, used in connection with the Business
(the "Intangible Property Rights"). Except as otherwise disclosed in Schedule 3.5, (i) the Seller, to its Knowledge, validly owns the Intangible Property Rights free and clear of all Encumbrances other than Permitted
Encumbrances and (ii) no action, claim, suit or proceeding has been brought against the Seller or, to the Knowledge of Seller, has been threatened against the Seller with respect to any material Intangible Property Rights.

            3.6. Litigation. Except as disclosed in Schedule 3.6, Seller is not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator that materially affects the operation of the Business.

            3.7. Contracts. To Seller's Knowledge, Schedule 1.3 sets forth a list of all executory contracts of the Business.
Except as disclosed in Schedule 1.3, to Seller's
Knowledge, each of the Contracts listed in Schedule 1.3 is valid and in full force and effect, each party to each such Contract has performed all material obligations required to be performed by it thereunder, and no other party to any such Contract has taken the position that such Contract is not enforceable against any such other parties by Seller.

            3.8. Benefit Plans. Buyer shall not have liability under any Benefit Plans, with respect to any employees of Seller or their beneficiaries. "Benefit Plans" shall mean all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and any other material employee fringe benefit plans maintained, or contributed to, by the Company.

            3.9. Accuracy. To Seller's Knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

            3.10. Securities Act of 1933. The Shares purchased by Seller pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Seller will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the Securities Act of 1933.

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Seller as follows:

             4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2. Authority. On January 2, 2003, the Buyer commenced a bankruptcy case by filing a voluntary Chapter 11 petition for relief under title 11 of the United States Code (the "Bankruptcy
Code"), 11 U.S.C. ss 101 et seq.  Chapter 11 allows the
Debtor, and under some circumstances, creditors and other parties in interest, to propose a plan of reorganization
(the "Plan"). The transactions contemplated herein constitute part of a Plan of Reorganization proposed by the Buyer/Debtor. A Plan of Reorganization must be approved by the United States Bankruptcy Court. Thus, although Buyer has the full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated herein, Buyer will not execute and deliver the Transaction Documents and consummate the transactions contemplated herein unless and until they are approved by the Court. All other corporate acts and other proceedings required to be taken by or on the part of Buyer to authorize such execution, delivery and consummation have been duly and properly taken. The
Transaction Documents will be duly executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, upon approval by the Court of the Plan of Reorganization. The execution and delivery by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of Buyer pursuant to the corporate charter or by-laws of Buyer or any indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or by which its properties or assets are bound. The only material approval, authorization, consent or other order required before the execution and delivery by Buyer of the Transaction Documents or the consummation by Buyer of the transactions contemplated herein is the order of the United States Bankruptcy Court hearing the Buyer's case.

            4.3 Capital Stock of the Company. The authorized capital stock of the Company consists of (i) 299,000,000 shares of Common Stock, no par value (the "Common Stock"), and (ii)
1,000,000 shares of preferred stock, no par value. If the Plan of Reorganization submitted by the Buyer to the Court is approved, approximately 767,666 Units, each Unit consisting of one common share and two warrants, each warrant to purchase one common share, will be outstanding prior to issuance of the shares contemplated herein. All of the outstanding shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable. The
Shares will not be issued in violation of, and are not subject to, any preemptive or subscription rights.

            4.4. Legal Proceedings. On January 2, 2003 the Buyer commenced a bankruptcy case by filing a voluntary Chapter
11 petition for relief under title 11 of the United States
Code (the "Bankruptcy Code"), 11 U.S.C. ss 101 et seq.
With the exception of this case there is no action, suit, investigation, order, judgment or proceeding pending or, to the knowledge of Buyer, threatened against or affecting
Buyer that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform any of its obligations hereunder or under any of the Transaction Documents.

            4.5 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

            4.6 Accuracy. To Buyer's knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

V.  FURTHER COVENANTS AND AGREEMENTS

Access; Information; Confidentiality.

	(a) Each party, covenants and agrees, and shall cause each of its officers, employees, attorneys, accountants and other authorized representatives, to treat all information obtained or developed by them concerning the other party in strict confidence. Each party also covenants and agrees to comply with all other confidentiality undertakings heretofore agreed to between Buyer and Seller or their representatives relating to the parties or the transactions contemplated by this Agreement.

                  (b) If at any time it is necessary that a party be furnished with additional information, documents or records relating to the Purchased Assets or the Business in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or any securities exchanges or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

            5.2. Financial Statements. Seller covenants and agrees to prepare and deliver the Post-Closing Financial Statements.

            5.3. Fees and Expenses. Each party shall bear its own expenses incurred in connection with the transactions contemplated hereby.

            5.4. Accounts Receivable. Buyer agrees to promptly remit to Seller the amount of any payments received by Buyer which belong to Seller's Accounts Receivable.

Indemnification.

	(a) Each of Seller and Buyer shall indemnify and hold the other harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Damages") relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of such party in any Transaction
Document.

                  (b) Buyer shall indemnify and hold Seller harmless in respect of Damages relating to the Transferred Employees and the Business, in each case arising on or after the date hereof. Seller shall indemnify and hold Buyer harmless in respect of Damages relating to the Transferred
Employees and the Business, in each case arising prior to the date hereof.

                  (c)   The indemnification provided for in this Section
5.5 shall terminate and be of no further force and effect one year from the date hereof, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the indemnifying party prior to the expiration of such one-year period. Neither party shall be liable pursuant to this Section for any amounts which in the aggregate exceed the Purchase Price.

            5.6. Public Announcements. Unless otherwise required by law, by the United States Bankruptcy Court, or the rules and regulations of the Securities and Exchange Commission, none of the parties shall issue any press release or make any public statement with respect to this Agreement and the transaction contemplated hereby except for an agreed upon press release to be issued by the parties on the date hereof.

            5.7. Sales and Transfer Taxes. Seller shall pay all sales, use, excise and/or transfer taxes due with respect to the Business, provided that any property taxes relating to the Leased Premises shall be prorated between the parties based on their respective periods of occupancy during the applicable taxing period.

            5.8. Non-Competition Agreement of Seller. For a period of five years following the date hereof, Seller shall not, directly or indirectly, as principal, investor, or in any similar capacity (i) engage in the business of selling nutritional supplements in the United States, Canada, or Mexico, (ii) own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which directly or indirectly competes with the Business anywhere in North America, or
(iii) with respect to the Business, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer and any of its clients, customers, suppliers, employees or other related parties, or employ, solicit or induce for hire any Transferred Employee, or any of the employees, agents, consultants or advisors of Buyer or any employee who has left the employment of Buyer within six months of the termination of said employee's employment with Buyer, provided that nothing herein shall preclude Seller from beneficially owning less than five percent of the stock of any other publicly traded company or merging with any other entity.

            5.9. Non-Solicitation Agreement of Buyer. For a period of five years following the date hereof, Buyer shall not employ, solicit or induce for employment, directly or indirectly, any employees of Seller or any individual who has left the employment of Seller during the preceding six months.

            5.10. Seller agrees to direct to Buyer any inquiries received by Seller within two years after the date hereof regarding purchases or sales of nutritional supplements in North
America.

            5.11. Use of Leased Premises. Seller agrees to assign to Buyer all of its interest in the Leased Premises at 1229
Third Avenue, Chula Vista, California, commencing on the date hereof, and to vacate same on the date hereof.

            5.12. Post-Closing Financial Statements. When delivered, the Post-Closing Financial Statements will have been prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and will constitute fair and reasonable presentations of the financial position and results of operations of the Business, in all material respects, as of the dates and for the periods set forth therein.

VI.  GENERAL PROVISIONS

            6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   If to Buyer, to:

            Sierra Rockies Corporation
            Attn:   Daniel C. Masters, Esq.
            4490 Philbrook Square
            San Diego, CA 92130
            Facsimile: (858) 523-1102
            Telephone: (858) 523-1177

      (b)   If to Seller, to:

            Let's Talk Health, Inc.
            Attn:   Louis Paulsen
            1229 Third Avenue
            Chula Vista, CA 91910
            Facsimile: (619) 427-3008
            Telephone: (619) 427-3077


            6.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words
"include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            6.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            6.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the exhibits and other documents referred to herein, is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof. This
Agreement, including the exhibits and other documents referred to herein, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

            6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

            6.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

            6.8 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United
States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            6.9 Consent to Jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of California and/or the Federal Courts located in the State of California shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in San Diego County, California and/or the United
States District Court for the Southern District of
California.


            IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.


                                       SIERRA-ROCKIES CORPORATION



                                       By:    /s/  Daniel Lezak
                                          -------------------------------
---------------
                                          Name:  Daniel Lezak
                                          Title:     President



                                       LET'S TALK HEALTH, INC.



                                       By:    /s/  Louis Paulsen
                                          -------------------------------
-------------
                                          Name:  Louis Paulsen
                                          Title:     President





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